UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 28, 2008
CHIEF CONSOLIDATED MINING COMPANY
(Exact Name of Issuer as Specified in Charter)

Arizona (State or Other Jurisdiction of Incorporation or Organization)	001-01761 (Commission File Number)	87-0122295 (I.R.S. Employer Identification Number)

890-999 West Hastings Street Vancouver BC Canada (Address of Principal Executive Offices)	V6C 2W2 (Zip Code)
604-682-2168
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02	Unregistered Sales of Equity Securities
     On May 16, 2008, the Registrant’s Board of Directors authorized the offer and sale of up to $5.0 million of convertible debt or equity securities at a price of no less than $0.10 per share, including units of common stock and warrants to acquire common stock at an exercise price of no less than $0.15 per share, and any debt securities issued as part of such sales shall carry an interest cost of no more than 10% per annum.
     Pursuant to and in accordance with such authorization, on November 28th, 2008, the Registrant sold 10,000,000 shares of its common stock to five persons at a purchase price of $0.10 per share, for an aggregate consideration of $1,000,000; on November 28th, 2008, the Issuer sold 6,941,445 shares of its common stock to one person at a purchase price of $0.10 per share, for an aggregate consideration of $694,144.50; on December 3rd, 2008, the Issuer sold 3,060,000shares of its common stock to 6 persons at a purchase price of $0.10 per share, for an aggregate consideration of $306,000.
     All of these sales included warrants to purchase an equal number of shares of common stock at an exercise price of $0.15 per share, exercisable for two years from the date thereof. In addition, such warrants include a provision prohibiting their exercise in the event that, by virtue of such exercise, the holder would become the beneficial owner of more than 9.99% of the then issued and outstanding shares of the Registrant’s class of common stock, unless the restriction is waived.
     On December 22, 2008, the Registrant’s Board of Directors ratified and confirmed the foregoing sales of securities. All of these sales were made to non-U.S. persons in offshore transactions in accordance with Regulation S. No selling commissions or other fees were paid in connection with such sales.

Item 5.02	Departure of Directors or Certain Officers; Election if Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At a special meeting of the Registrant’s Board of Directors held on December 22, 2008, the earlier appointments of the following Directors were ratified and confirmed in all respects: Dr. Thomas Sawyer and Messrs. Ray Welt and Alan Wright.

Item 8.01	Other Events
     The attached press release was issued in connection with the dismissal of certain litigation against the Registrant.

Item 9.01	Financial Statements and Exhibits
     99.1  Press Release dated January 15, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIEF CONSOLIDATED MINING COMPANY
Date: January 15, 2009	By:	/s/ Paul Eagland
		Name:	Paul Eagland
		Title:	President